99.3

March 16, 2017

To:	The Nominating and Corporate Governance Committee of the Board of Directors of WMIH Corp. The Board of Directors of WMIH Corp.

I, Thomas L. Fairfield, hereby provide notice to the Nominating and Corporate Governance Committee of the Board of Directors of WMIH Corp., a Delaware corporation (the “Company”) and the Board of Directors of the Company, that I will not stand for re-election at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) to be held on June 1, 2017.

I shall continue to serve as a member of the Board of Directors of the Company for the remainder of my existing term until the 2017 Annual Meeting.  My decision not to stand for re-election is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

By its signature below, the Company acknowledges and agrees that my decision not to stand for re-election to the Board of Directors of the Company and the resulting termination of my service as a member of the Board as of the 2017 Annual Meeting, shall not be, and shall not be deemed to be, a breach of my Employment Agreement with the Company, including Section 2(a) thereof, dated as of May 15, 2015.

/s/ Thomas L. Fairfield
Thomas L. Fairfield

Acknowledged & Agreed:

WMIH Corp.

By: /s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Executive Vice President